Amendment to Subadvisory Agreement

AST Investment Services, Inc. (AST) and Prudential Investments LLC (PI) (together, the “Co-Managers”) and AQR Capital Management, LLC (AQR) and CNH Partners, LLC (CNH) hereby agree to amend the subadvisory agreement dated as of June 25, 2010 (including amendments) (the “Agreement”) to remove CNH as a party to the Agreement, to add certain representations to the Agreement and to amend the existing Schedule A to such Agreement, which addresses the level of subadvisory fees under such Agreement.

The Agreement is hereby amended as follows:

1.	CNH Partners, LLC is hereby removed as a party to the Agreement and hereafter all references in the Agreement to “Subadviser” refer solely to AQR.

2.	The following shall be, and is hereby added as Section 11 of the Agreement:

•	Each Co-Manager acknowledges that Subadviser intends to treat the series listed in Schedule A hereto (the “Fund”) as an “exempt account” under Commodity Futures Trading Commission (“CFTC”) Regulation 4.7(c) under the Commodity Exchange Act (“CEA”) and needs to verify certain information in order for Subadviser to claim relief from the disclosure and certain recordkeeping provisions of the CEA. Accordingly, each Co-Manager hereby represents that the Fund is a “qualified eligible person” under CFTC Regulation 4.7 (“Qualified Eligible Person”). Each Co-Manager agrees to furnish Subadviser with such financial information as it may request to confirm the Fund’s status (or continuing status) as a Qualified Eligible Person and to inform Subadviser promptly if a Fund loses its status as a Qualified Eligible Person.

•	Each Co-Manager hereby consents to the Fund being treated as an “exempt account” within the meaning of CFTC Regulation 4.7(c).

•	Each Co-Manager hereby represents that it is:

(a) registered as required with the CFTC as a commodity pool operator, commodity trading advisor, futures commission merchant, introducing broker, retail foreign exchange dealer, swap dealer and/or major swap participant (and is a member of NFA),

(b) is excluded or exempt from such registration requirements and has made all required filings relating thereto, or

(c) is not required to be registered in any capacity with the CFTC or to be a member of NFA because it does not engage in any activity that comes within the definition of any of the registration categories in clause (a) of this section.

•	Each Co-Manager hereby represents that it will provide Subadviser reasonable advance notification of any decision to:

(a) if a Co-Manager has claimed an exclusion or exemption from registration as a commodity pool operator on behalf of the Fund, to then register and operate as a commodity pool operator on behalf of the Fund, or

(b) if a Co-Manager is registered as a commodity pool operator on behalf of the Fund, to then operate the Fund under an exclusion or exemption from registration with the CFTC.

3.	Existing Schedule A is hereby replaced in its entirety with the attached Amended Schedule A, effective as of January 23, 2017.

AST Investment Services, Inc. and Prudential Investments LLC and AQR further agree that Amended Schedule A supersedes any other fee arrangements, written or oral, that may be applicable to the Agreements listed above. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

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PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENTIS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

IN WITNESS HEREOF, AST Investment Services, Inc., Prudential Investments LLC, AQR Capital Management, LLC and CNH Partners, LLC have duly executed this Amendment as of the date and year first written above.

AST INVESTMENT Services, Inc.

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: President

PRUDENTIAL INVESTMENTS LLC

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: Senior Vice President

AQR CAPITAL MANAGEMENT, LLC

By: /s/ Nicole DonVito

Name: Nicole DonVito

Title: Senior Counsel & Head of Registered Products

CNH PARTNERS, LLC

By: /s/ Nicole DonVito

Name: Nicole DonVito

Title: Authorized Signatory

Effective Date as Revised: January 23, 2017

SCHEDULE A

ADVANCED SERIES TRUST

As compensation for services provided by AQR Capital Management, LLC (AQR), AST Investment Services, Inc. and/or Prudential Investments LLC, as applicable, will pay AQR an advisory fee on the net assets managed by AQR that is equal, on an annualized basis, to the following:

Portfolio Name	Advisory Fee*
AST Academic Strategies Asset Allocation Portfolio	0.80% of average daily net assets

* In the event AQR invests Portfolio assets in other pooled investment vehicles it manages or subadvises, AQR will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to AQR with respect to the Portfolio assets invested in such acquired fund.  Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

Effective Date as Revised: January 23, 2017